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Exhibit 10.16

Board of Directors Cash Compensation Plan
(effective June 1, 2007)

Cash Compensation

All directors receive a $15,000 annual cash retainer, paid quarterly. Board and committee chairs, and audit committee members, receive an additional annual cash retainer so that total annual retainers are:

Annual Retainer
Chairman	$40,000
Audit Chair	$30,000
Nominating/Governance Chair	$22,000
Compensation Chair	$25,000
Director	$15,000
Non-Chair Audit Committee	Additional
Member	$5,000

Meeting fees:

  •
  $3,000 for participation in a physical Board meeting, either in person or telephonically.

  •
  $1,000 for participation in a physical committee meeting, either in person or telephonically.

  •
  $500 for participation in any telephonic meeting—either Board or committee.

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  Exhibit 10.16